SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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American Natural Energy Corporation

(Name of Registrant as Specified in Its Charter)

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American Natural Energy Corporation
6100 South Yale — Suite 300
Tulsa, Oklahoma 74136

Notice of Annual Meeting of Shareholders
June 23, 2005

     Notice is hereby given that the Annual Meeting of Shareholders of American Natural Energy Corporation (the “Company”) will be held at the offices of the Company at 6100 South Yale — Suite 300, Tulsa, Oklahoma, on Thursday, June 23, 2005, at 10:00AM, local time, for the following purposes:

1. To elect six (6) directors of the Company to hold office until the next Annual Meeting of Shareholders in 2006 and until their respective successors are elected and qualified;

2. To adopt amendments to the Company’s 2001 Stock Incentive Plan to conform with the requirements of the TSX Venture Exchange;

3. To consider and vote on a proposal to amend the Certificate of Incorporation of the Company to increase the authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares and reduce the par value per share from $0.01 to $0.001, and

4. To transact such other business as may properly come before the meeting, or any adjournments thereof.

     Information with respect to the above is set forth in the Proxy Statement which accompanies this Notice. Only holders of shares of the Company’s Common Stock of record at the close of business on April 25, 2005 (the “Record Date”) are entitled to notice of and to vote at the Meeting.

     We hope that all of our shareholders who can conveniently do so will attend the Meeting. Shareholders who do not expect to be able to attend the Meeting are requested to mark, date and sign the enclosed proxy and return the same in the enclosed addressed envelope which is intended for your convenience.

Steven P. Ensz, Secretary

Dated: May 24, 2005

2

American Natural Energy Corporation

Proxy Statement
Annual Meeting of Shareholders
The Meeting

     The enclosed proxy is solicited by the Board of Directors of American Natural Energy Corporation, an Oklahoma corporation (the “Company”), from the holders of shares of Common Stock, $0.01 par value (“Common Stock”) to be voted at the Annual Meeting of Shareholders (the “Meeting”) to be held at the offices of the Company at 6100 South Yale — Suite 300, Tulsa, Oklahoma, on Thursday, June 23, 2005, at 10:00AM, local time, and at any adjournments thereof.

     The only business which the Board of Directors intends to present or knows that others will present at the Meeting is (i) the election of six (6) Directors of the Company to hold office until the next Annual Meeting of Shareholders in 2006 and until their successors have been elected and qualified, (ii) to consider and act on a proposal to adopt amendments to the Company’s 2001 Stock Incentive Plan to conform with the requirements of the TSX Venture Exchange, and (iii) to consider and vote on a proposal to amend the Certificate of Incorporation of the Company to increase the authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares and to reduce the par value per share from $0.01 to $0.001. Management does not know of any other business to be brought before the Meeting but it is intended that as to any other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder. If proxies in the enclosed form are properly executed and returned, the Common Stock represented thereby will be voted at the Meeting in accordance with the shareholder’s direction. Unless otherwise specified, proxies in the enclosed form will be voted for the election of the six (6) Directors named as nominees and in favor of the amendments to the Company’s 2001 Stock Incentive Plan and the amendment of the Company’s Certificate of Incorporation. Any shareholder giving a proxy has the power to revoke it at any time before the proxy is voted by revoking it in writing, by executing a later dated proxy or appearing at the Meeting and voting in person. Any writing revoking a proxy should be addressed to Steven P. Ensz, Secretary of the Company, at the address set forth below.

     The Directors to be elected at the Meeting will be elected by a plurality of the votes cast by the holders of Common Stock present in person or by proxy and entitled to vote. Votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast. The proposal to approve the amendments to the 2001 Stock Incentive Plan requires the affirmative votes of a majority of the shares present in person or represented by a proxy at the meeting and entitled to vote. The amendment of the Certificate of Incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

     Abstentions may be specified on any proposal submitted to a stockholder vote other than the election of Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. However, abstentions on the proposal will have the effect of a negative vote on the proposal to amend the Certificate of Incorporation because the proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock.

     Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of the Company’s Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors. Where authority to vote for the election of Directors is withheld by a stockholder, such shares will not be counted in determining the outcome of such vote. Therefore, broker non-votes with respect to the election of Directors and stockholders who mark their proxies to withhold authority to vote their shares will have no effect on the outcome of such proposal, although broker non-votes and proxies submitted where the vote for the election of Directors is withheld are counted in determining the existence of a quorum.

     Only holders of record of Common Stock as of the close of business on April 25, 2005 are entitled to vote at the Meeting or any adjournments thereof. On such date, the Company had outstanding voting securities consisting of 36,265,916 shares of Common Stock, each of which shares is entitled to one (1) vote on all proposals submitted to a vote of shareholders at the Meeting. Under the Company’s By-laws as amended on September 13, 2004, a quorum of stockholders at all meetings constitutes no less than one-third of the Company’s shares issued and outstanding as of the Record Date, present in person or represented by a proxy.

     The Company’s principal executive office address is 6100 South Yale — Suite 300, Tulsa, Oklahoma, and its telephone number is (918) 481-1440. This Proxy Statement and the enclosed Form of Proxy will be mailed to the Company’s shareholders on or about May 17, 2005.

PROPOSAL 1. ELECTION OF DIRECTORS

     At the Meeting, it is proposed to elect six (6) Directors to hold office until the next Annual Meeting of Shareholders in 2006 and until their respective successors are elected and qualified. It is intended that, unless otherwise indicated, the shares of Common Stock represented by proxies solicited by the Board of Directors will be voted for the election as Directors of the six nominees hereinafter named. If, for any reason, any of said nominees shall become unavailable for election, which is not now anticipated, the proxies will be voted for the other nominees and may be voted for a substitute nominee designated by the Board of Directors. Each nominee has indicated that he is willing and able to serve as a Director if elected, and, accordingly, the Board of Directors does not have in mind any substitute.

     The nominees as Director and their age are as follows:

Name	Age
Michael K. Paulk	56

Steven P. Ensz	53

Brian E. Bayley	52

John K. Campbell	71

Jules Poscente	76

Gerry Curtis	67

     Michael K. Paulk: Mr. Paulk was elected President and Director of the Company in July 2001. From October 1994 to January 2001, when it was sold to Chesapeake Energy Corporation, he was the President and a Director of Gothic Energy Corporation (“GEC”). GEC is neither a predecessor nor affiliate of either ANEC or its wholly-owned subsidiary, Gothic Resources Inc. (“Gothic”), and there was no affiliation between Gothic and GEC prior to January 2001. GEC was engaged, until its acquisition by Chesapeake Energy Corporation in January 2001, in the acquisition, development, exploration and production of natural gas and oil. Mr. Paulk has been engaged in the oil and gas industry for more than fifteen years.

     Steven P. Ensz: Mr. Ensz has been Vice-President, Finance and Chief Financial Officer of the Company since July 2001 and is responsible for its financial activities. From March 1998 to January 2001, he held a similar position with GEC. From July 1991 to February 1998, he was Vice-President, Finance of Anglo-Suisse, Inc., an oil and natural gas exploration and producing company. He has held various positions within the energy industry, including President of Waterford Energy, an independent oil and gas producer, for more than the past 18 years. He is a certified public accountant. Mr. Ensz is also Secretary of the Company.

     Brian E. Bayley: Mr. Bayley was elected a Director of the Company in June 2001. Since June 30, 2003, Mr. Bayley has been President and Chief Executive Officer of Quest Capital Corp. and has been employed by predecessors or affiliates of Quest Capital Corp. for more than the past five years. Quest Capital Corp. trades on the Toronto Stock Exchange under the symbol QC. Quest Capital Corp. is a merchant bank that provides financial services to small and mid-cap companies operating primarily in North America. Mr. Bayley is currently President and Director of Quest Management Corp., a management company that is wholly-owned by Quest Capital Corp., a position he has held since December 1996. Quest Management Corp. provides various consulting, administrative, management and related services to publicly traded companies. Mr. Bayley currently serves as a Director or officer of numerous other public companies, none of which is a reporting issuer under U.S. securities laws. Mr. Bayley is a Director of TransAtlantic Petroleum (USA) Corp., which also provided financing to the Company in March 2003 and purchased $3.0 million principal amount of the Company’s 8% Convertible Secured Debentures in October 2003.

     John K. Campbell. Mr. Campbell has been a Director of the Company since April 2000 and was President of Gothic from April 2000 to July 2001. Mr. Campbell has been the President and Director of TransAmerica Industries Ltd. since 1986.

     Jules Poscente. Mr. Poscente was elected a Director of the Company in October 2003. Mr. Poscente has been the Chairman, President and Chief Executive Officer of Eurogas Corporation since prior to 1995. It is engaged in oil and gas exploration and development. Mr. Poscente was elected a Director pursuant to the terms of the Indenture entered into in connection with the transaction in which our $12.0 million principal amount of 8% Convertible Secured Debentures (the “Debentures”) were issued in October 2003.

     Gerry Curtis. Mr. Curtis was elected a Director on October 18, 2004. Mr. Curtis is a chartered accountant and received his Chartered Accountant designation in 1960. He was a partner in the firm Leebosh, Dobrin, April & Curtis, Chartered Accountants, from 1964 to 1983. Since 1983, Mr. Curtis has worked independently as a financial administrative consultant, first in Toronto, then in London and is now based in Bermuda. He is President and Chief Executive Officer of Charter Global Financial Ltd., a Bermuda corporation engaged in providing corporate services. Mr. Curtis currently serves as a director on numerous private company boards and has also previously served as a director for two public companies in the 1980’s. Mr. Curtis also serves as a Director pursuant to the terms of the Debenture Indenture.

Executive Officers

     The current executive officers of the Company are the following:

Name	Age	Position
Michael K. Paulk	56	President and Director

Steven P. Ensz	53	Vice President, Finance and Chief Financial Officer

     The employment background of Messrs. Paulk and Ensz is described above.

Director and Officer Securities Reports

     The Federal securities laws require the Company’s Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any of its equity securities. Copies of such reports are required to be furnished to the Company. To the Company’s knowledge, based solely on a review of the copies of such reports and other information furnished to it, all persons subject to these reporting requirements filed the required reports on a timely basis with respect to the year ended December 31, 2004.

Executive Compensation

     The following table sets forth the compensation paid or awarded during the three years ended December 31, 2004 to the Company’s chief executive officer and all other executive officers who received compensation exceeding $100,000 during 2004 for all services rendered to the Company and who served in such capacities at December 31, 2004.

SUMMARY COMPENSATION TABLE
Annual Compensation

				Other	Compensation
Name and		Annual		Annual	Long-Term	All Other
Principal Position	Year	Salary	Bonus	Comp.	Awards/ Option (#)	Comp.
Michael K. Paulk	2004	$125,000	-0-	-0-	250,000(1)	-0-
	2003	$120,000	-0-	-0-	-0-	-0-
	2002	$90,000	-0-	-0-	-0-	-0-

Steven P. Ensz	2004	$125,000	-0-	-0-	250,000(1)	-0-
	2003	$120,000	-0-	-0-	-0-	-0-
	2002	$90,000	-0-	-0-	-0-	-0-

(1)	On April 22, 2004, the Board of Directors granted options to purchase shares of common stock under the Company’s 2001 Stock Incentive Plan exercisable at a price of $0.45 per share, subject, however, to the adoption by shareholders of certain amendments to the Plan. Pending shareholder approval, stock options conditionally granted by the Board of Directors are not exercisable and are not considered outstanding.

Option Grants in Year Ended December 31, 2004.

     The following table provides information with respect to the above named executive officers regarding options granted to such persons during the Company’s year ended December 31, 2004.

		% of Total
	Number of	Options/			Market
	Securities	SARs Granted to	Exercise or		Price on
	Underlying SARs/	Employees in	Base Price	Expiration	Date of
Name	Options Granted (#)	Fiscal Year	($/Share)	Date	Grant
Michael K. Paulk	250,000	23.8%	$0.45	April 22, 2009	$0.31

Steven P. Ensz	250,000	23.8%	$0.45	April 22, 2009	$0.31

(1)	On April 22, 2004, the Board of Directors granted options to purchase shares of common stock under the Company’s 2001 Stock Incentive Plan exercisable at a price of $0.45 per share, subject, however, to the adoption by shareholders of certain amendments to the Plan. Pending shareholder approval, stock options conditionally granted by the Board of Directors are not exercisable and are not considered outstanding.

Stock Option Exercises During the Year Ended December 31, 2004 and Holdings at December 31, 2004.

     The following table provides information with respect to the above named executive officers regarding options held at December 31, 2004. Options were conditionally granted to such persons during the year ended December 31, 2004 pending approval by stockholders of certain amendments to the Company’s Stock Incentive Plan.

			Number of Unexercised Options		Value of Unexercised In-the-Money
	Shares Acquired on	Value	at December 31, 2004		Options at December 31, 2004(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael K. Paulk	-0-	-0-	-0-	250,000	-0-	-0-

Steven P. Ensz	-0-	-0-	-0-	250,000	-0-	-0-

(1)	Based on the difference between the option exercise price and the closing bid price on December 31, 2004 of $0.12 per share.

Meetings of the Board of Directors, Committees and Rights of Representation On the Board of Directors

     Board of Directors. The Company’s Board of Directors held three meetings during the year ended December 31, 2004. Each of the Company’s Directors participated in all of the meetings of the Board and of each committee of the board of which he is a member. In the opinion of the Company’s Board of Directors, Messrs. Campbell, Poscente and Curtis are independent directors as defined under the rules relating to the NASDAQ Stock Market.

     Under the terms of the Indenture under which the Company’s Debentures were issued in October 2003, Mr. Poscente and Mr. Curtis serve as Directors of the Company. The Indenture provides that if either of such persons, or any replacement Director for either of them, ceases at any time to be two of the Company’s Directors and any of the following occurs:

•	such Director has so ceased to be a Director as a result of a resolution passed or an election of Directors approved by the Company’s shareholders; or

•	the Company fails to give notice to the Trustee under the Indenture and the holders of the Debentures that one or more of such Directors has ceased to be a Director of the Company within five days after the date such person ceased to be such a director; or

•	the Company fails to appoint or elect an individual, who has been approved as a replacement Director by resolution of the Debentureholders and who has consented to act as such, to fill a vacancy in such two Directors’ positions within five days of such resolution being passed by the Debentureholders and the Company receives notice thereof;

then a default has occurred under the Indenture which gives to the Trustee and the holders of the Debentures the right to accelerate the due date on the indebtedness. Under such circumstances, the Trustee, on behalf of the holders of the Debentures, may enforce its rights to foreclose on the collateral for the Debentures which include substantially all of the Company’s oil and gas properties and other assets.

     Audit Committee. As of March 1, 2005, the Company’s Audit Committee consists of Messrs. Brian E. Bailey (Chairman) and John K. Campbell. Under our Audit Committee Charter, our Audit Committee’s responsibilities include, among other responsibilities, the appointment, compensation and oversight of the work performed by our independent auditor, the adoption and assurance of compliance with a pre-approval policy with respect to services provided by the independent auditor, at least annually, obtain and review a report by our independent auditor as to relationships between the independent auditor and our company so as to assure the independence of the independent auditor, review the annual audited and quarterly financial statements with our management and the independent auditor, and discuss with the independent auditor their required disclosure relating to the conduct of the audit. The Audit Committee met four times during the year ended December 31, 2004.

     On March 25, 2005, the Company’s Audit Committee discussed the Company’s audited financial statements with management and also discussed with PricewaterhouseCoopers, LLP., the Company’s independent registered accountants, the matters required to be discussed by Statement of Auditing Standards No. 61 and received the written disclosures and the letter from PricewaterhouseCoopers, LLP. as required by Independence Standards Board Standard No. 1. It also discussed with PricewaterhouseCoopers, LLP. its independence as auditor. Based on that review and those discussions, the Company’s Audit Committee on March 25, 2005 recommended that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

     The Company’s Audit Committee Charter, as adopted on April 22, 2004, was attached as Annex A to the Company’s Proxy Statement dated June 14, 2004. The Charter describes the nature and scope of the duties and responsibilities of the Audit Committee.

     The Company’s Board of Directors has determined that the Board does not have an Audit Committee Financial Expert serving on its Audit Committee. The Company does not have an Audit Committee Financial Expert serving on its Audit Committee because at this time the limited magnitude of the Company’s revenues and operations does not, in the view of the Board of Directors, justify or require that the Company obtain the services of a person having the attributes required to be an Audit Committee Financial Expert on the Company’s Board of Directors and Audit Committee. The Company’s Board of Directors may in the future determine that a member elected to the Board in the future has the attributes to be determined to be an Audit Committee Financial Expert.

     Nominating Committee. The Company does not have a standing nominating committee. Under the rules of the TSX Venture Exchange on which the Company’s shares of Common Stock are listed, the Company is not required to have such a committee. The Company’s Board of Directors is of the view that because of the limited magnitude of the Company’s revenues and operations at this time, it is appropriate for the Company not to have a nominating committee. Each Director of the Company has the opportunity to participate in the consideration of nominees for election as Directors. The Board of Directors has not adopted a charter for a nominating committee.

     As is described above, the holders of the Company’s outstanding Debentures have certain rights if persons approved by the holders of the Debentures fail to be elected or re-elected as Directors of the Company. Except for the foregoing, the Company has not adopted a policy with regard to the consideration of candidates for nomination for election as Directors. Because of the limited magnitude of the Company’s revenues and operations at this time, the Company’s Board of Directors believes it is appropriate for the Company not to have such a policy.

     Compensation Committee. The Company’s Board of Directors has not appointed a compensation committee.

     The Company’s full Board of Directors acts on matters involving the compensation of the Company’s executive officers and employees and the grant of options under the Company’s option plan. Executive officers who are Directors whose compensation is being considered do not participate in board or committee actions regarding their compensation. The Board of Directors seeks to assure that the Company’s executive officers are adequately and fairly compensated and that their compensation is competitive with other similar-sized companies in the oil and gas exploration and production industry and, at the same time, reflecting their individual performance and responsibilities within the Company. To date, the Board has compensated executive officers primarily through the payment of salaries. The Company does not have any employment agreements with its executive officers.

Directors’ Compensation

     The Directors of the Company do not receive any cash compensation for serving in that capacity; however, they are reimbursed for their out-of-pocket expenses in attending meetings. Pursuant to the terms of the Company’s 2001 Stock Incentive Plan, each non-employee Director who is first elected or appointed after February 1, 2002 automatically receives an option grant for 50,000 shares on the date such person joins the Board. In addition, on the date of each annual stockholder meeting, provided such person has served as a non-employee Director for at least six months, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares. As in effect on the Record Date, each such option has a term of ten years, subject to earlier termination following such person’s cessation of Board service, and is subject to certain vesting provisions. As proposed to be amended at the Meeting, the term of options hereafter granted will have a term of five years.

Communicating With the Board of Directors

     Stockholders or other interested parties may communicate with the entire Board of Directors, specified individual Directors, or certain Directors as a group by writing to the secretary of the Company at 7030 South Yale – Suite 404, Tulsa, OK 74136. All such correspondence will be forwarded to the specified Director or group of Directors.

     The Company urges but does not require Board members to attend annual meetings of stockholders. All five of the Company’s Directors attended the Company’s annual meeting of stockholders held on July 12, 2004 in Tulsa, Oklahoma, including three who attended by telephone. The meeting was adjourned for absence of a quorum.

PROPOSAL 2. AMENDMENT TO 2001 STOCK INCENTIVE PLAN

     At the Meeting, it is proposed to seek stockholder approval of certain amendments to the Company’s 2001 Stock Option Plan. The Company’s shares are listed on the TSX Venture Exchange and these amendments are proposed so that, if the amendments are adopted, the 2001 Plan will comply with the TSX Venture Exchange requirements, and this proposal is submitted to stockholders for approval for that reason. The 2001 Plan was adopted by the Board of Directors of the Company in December 2001 and approved by the vote of the disinterested stockholders of the Company’s predecessor, Gothic Resources Inc., at a meeting held on January 18, 2002. This proposal was submitted to a vote of the Company’s stockholders at a meeting scheduled for July 12, 2004. The meeting was adjourned for absence of a quorum.

MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

     Under the 2001 Plan, as presently constituted before the proposed amendments, 5,000,000 shares of Common Stock have been reserved for issuance on exercise of options that may be granted under the 2001 Plan. The proposed amendments, if adopted, will not change the number of shares reserved for issuance. The proposed amendments will change, among other things, certain vesting provisions, impose certain limitations on the number of shares that can be the subject of options, provisions relating to the expiration of options upon a cessation of service by an optionee, and change certain of the optionee’s rights upon a change of control of the Company.

     Description of the 2001 Plan. The 2001 Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company’s employ or service (including officers and consultants) may, at the discretion of the 2001 Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price equal to not less than the fair market value of the Common Stock on the date of grant, (ii) the Stock Issuance Program under which such individuals may, in the 2001 Plan Administrator’s discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program which may, in the 2001 Plan Administrator’s sole discretion, be activated for one or more calendar years and, if so activated, allows executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iv) the Automatic Option Grant Program under which option grants are automatically made at periodic intervals to eligible, non-employee members of the Board of Directors to purchase shares of Common Stock at an exercise price equal to their fair market value on the grant date and (v) the Director Fee Option Grant Program which may, in the 2001 Plan Administrator’s sole discretion, be activated for one or more calendar years and, if so activated, allows non-employee Board members the opportunity to apply a portion of any annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants. These five separate components of the 2001 Plan will continue to exist if the proposed amendments are adopted; however, certain provisions of those components will be changed.

     The Discretionary Option Grant Program and the Stock Issuance Program are administered by the Board of Directors. The Board of Directors, as 2001 Plan Administrator, has the discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the U.S. federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Board of Directors also has the authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but the Board of Directors does not exercise any administrative discretion with respect to option grants made under the Salary Investment Option Grant Program or under the Automatic Option Grant Program or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs are made in strict compliance with the express provisions of each such program.

     The exercise price for the shares of Common Stock subject to option grants made under the 2001 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the 2001 Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

     Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock.

     In the event that the Company is acquired by merger or sale of substantially all of its assets or securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities, unless otherwise provided in the option, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company’s repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect. The 2001 Plan Administrator has complete discretion to grant one or more options under the Discretionary Option Grant Program which, unless otherwise provided in the option, will become exercisable on an accelerated basis for all of the option shares upon (i) an acquisition or other change in control of the Company, whether or not those options are assumed or continued in effect, or (ii) the termination of the optionee’s service within a designated period (not to exceed 18 months) following an acquisition or other change in control in which those options are assumed or continued in effect. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The 2001 Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in the majority of the Board of Directors of the Company by reason of one or more contested elections for Board membership, with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual’s service within a designated period following such change in control.

     In the event the 2001 Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employees of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $12,000 nor more than $60,000. If such election is approved by the 2001 Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

     Under the Automatic Option Grant Program, each individual who is a non-employee Board member on February 1, 2002 or who first becomes a non-employee Board member at any time thereafter, whether by appointment by the Board of Directors or election of the stockholders, will automatically receive an option grant for 50,000 shares as of the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Stockholders Meeting of the Company held after the 2001 Plan Effective Date, each non-employee Board member who is to continue to serve as a non-employee Board member is automatically granted an option to purchase 5,000 shares of Common Stock, provided, commencing January 1, 2003, such individual has served on the Board for at least six months. Each automatic grant for the non-employee Board members has a term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Each automatic option is immediately exercisable for all of the option shares; however, any unvested shares purchased under the option are subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 50,000-share automatic option grant vest over a three-year period in successive equal annual installments upon the individual’s completion of each year of Board service measured from the option grant date. Each 5,000-share automatic option grant will vest upon the individual’s completion of one year of Board service measured from the option grant date. However, the shares subject to each automatic grant immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee’s death or disability while a Board member.

     Should the Director Fee Option Grant Program be activated, each non-employee Board member has the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant is automatically made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option has an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     The shares subject to each option under the Salary Investment Option Grant and Automatic Option Grant and Director Fee Option Grant Programs immediately vest upon (i) an acquisition of the Company by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership. Limited stock appreciation rights are automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company’s outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

     The Board of Directors of the Company may amend or modify the 2001 Plan at any time, subject to any required stockholder approval. The 2001 Plan will terminate on the earliest of (i) 10 years after the 2001 Plan Effective Date, (ii) the date on which all shares available for issuance under the 2001 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

     Options granted under the 2001 Plan could have the effect of discouraging, delaying or preventing a merger or acquisition of the Company that a stockholder may consider favorable.

     Description of Proposed Material Amendments. The material amendments to the 2001 Plan include the following:

•	Limitations will be placed on the amount of shares that can be the subject of options granted under the 2001 Plan within a one-year period so that the number of shares that can be issuable under the 2001 Plan and all other share compensation plans established by the Company:

¸	to any one optionee cannot exceed 5% of the total number of the Company’s issued and outstanding shares on the date of grant,

¸	to Insiders (as defined under the rules and policies of the TSX Venture Exchange) cannot exceed 10% of the total number of the Company’s issued and outstanding shares on the date of grant,

¸	to all consultants and independent advisors who provide ongoing investor relations activities cannot exceed 2% in the aggregate of the total number of the Company’s issued and outstanding shares on the date of grant. These limitations did not exist in the 2001 Plan as adopted.

•	A limitation will be placed on the amount of shares that can be the subject of options granted under the 2001 Plan and all other share compensation plans established by the Company so that the amount cannot exceed 10% of the total number of the Company’s issued and outstanding shares. This limitation did not exist in the 2001 Plan as adopted.

•	Unvested shares repurchased by the Company pursuant to its re-purchase rights will not be available thereafter for re-issuance on exercise of options granted under the 2001 Plan. As originally adopted, these shares would be thereafter available for the issuance of options.

•	Vesting of options must be in accordance with the policies of the TSX Venture Exchange which currently provide that the minimum vesting requirements are 25% of the number of shares under option on the date the option is granted and 12-1/2% every quarter thereafter, which is the vesting period adopted by the Company’s Board of Directors. This vesting schedule did not exist in the 2001 Plan as adopted.

•	Under the Discretionary Option Grant Program,

¸	The exercise price for an option no longer may be paid by delivery of shares of the Company’s Common Stock. Under the 2001 Plan as adopted, shares could be used for this purpose.

¸	No option can have a term exceeding five years from the grant date. Under the 2001 Plan as adopted, the term could be up to ten years.

¸	Upon a cessation of service, the option shall remain exercisable for no more than 90 days following the cessation of service and if the person is a consultant providing ongoing investor relation activities, such period is 30 days. Under the 2001 Plan as adopted, any limitations were established by the terms of the grant and could exceed these periods.

¸	The Company will no longer have the right to re-purchase unvested shares held upon a cessation of service at their exercise price paid per share.

¸	Options are not assignable or transferable. Under the 2001 Plan as adopted, such options could be transferred as permitted by the Canadian Venture Exchange Inc.

¸	Upon a change in control of the Company, rights to re-purchase shares will no longer automatically terminate and the shares subject to those rights will not automatically vest.

¸	Stock appreciation rights will no longer be able to be granted.

•	Under the Salary Investment Option Grant Program

¸	The exercise price of the shares must equal the fair market value of the shares on the date of grant.

¸	Each option will have a maximum term of five years. Under the 2001 Plan as adopted, the term was ten years.

•	Under the Automatic Option Grant Program

¸	Each option is to have a term of five years from the option grant date. Under the 2001 Plan as adopted, the term was ten years.

¸	Shares purchased on exercise of an option will no longer be re-purchasable by the Company on cessation of Board service prior to the vesting of the shares.

¸	Upon a change of control, the Company’s right to re-purchase shares will no longer terminate.

¸	Upon a cessation of service as a Director, if service terminates for any reason other than death or disability, the option will remain exercisable for 90 days and in the event the reason is death or disability, the option will remain exercisable for one year. Under the 2001 Plan as adopted, any limitations were established by the terms of the grant and could exceed these periods.

•	Under the Director Fee Option Grant Program

¸	The exercise price of the shares will equal the fair market value of the shares on the date of grant.

¸	Each option will have a maximum term of five years. Under the 2001 Plan as adopted, the term was ten years.

•	The option exercise price for shares issued on exercise of options granted under the Discretionary Option Grant Program or the Stock Issuance Program will not be able to be paid by delivery of a promissory note.

•	The Company will be unable to grant options to purchase shares in excess of the number of shares reserved under the 2001 Plan. Under the 2001 Plan as adopted, this limit could be exceeded provided stockholder approval for the excess was obtained within one year.

Securities Authorized for Issuance Under Equity Compensation Plans

     The Company has one equity compensation plan for its employees, Directors and consultants pursuant to which options, rights or shares may be granted or issued. It is referred to as The Company’s 2001 Stock Incentive Plan.

     The following table provides information as of December 31, 2004 with respect to the Company’s compensation plans (including individual compensation arrangements), under which securities are authorized for issuance aggregated as to (i) compensation plans previously approved by stockholders, and (ii) compensation plans not previously approved by stockholders:

Equity Compensation Plan Information

(c)
Number of securities
remaining available
	(a)		for future issuance
	Number of securities	(b)	under equity
	to be issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in column
Plan Category	warrants and rights	warrants and rights	(a)) (1)

Equity compensation plans approved by security holders	700,000	$0.56	4,300,000

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	700,000	$0.56	4,300,000

(1)   On April 22, 2004, the Company’s Board of Directors granted options to purchase shares of common stock under the Company’s 2001 Stock Incentive Plan exercisable at a price of $0.45 per share and on October 15, 2004 options pursuant to the new director automatic grant provisions of the Plan exercisable at a price of $0.33, both subject, however, to the adoption by stockholders of the amendments to the Plan. Pending stockholder approval, stock options conditionally granted by the Board of Directors are not considered outstanding.

     Adoption of the Proposal requires the affirmative vote of the holders of a majority of the votes cast at the Meeting.

PROPOSAL 3. PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND REDUCE THE PAR VALUE.

     The Board of Directors of the Company has recommended that the Company’s stockholders adopt a proposal to approve an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 100,000,000 shares to 250,000,000 shares and reduce the par value per share from $0.01 to $0.001. The proposed form of the amendment to the Certificate of Incorporation to increase the number of shares of Common Stock authorized and reduce the par value is attached hereto as Exhibit A.

MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

     The amendment has received the unanimous approval of the Company’s Board of Directors and will be adopted by shareholders upon receiving the affirmative vote of a majority of the outstanding stock entitled to vote thereon at the Meeting.

     The Company is currently authorized to issue 100,000,000 shares of Common Stock, of which 36,265,916 shares were outstanding at the close of business on April 25, 2005. Also at

April 25, 2005, the Company had both reserved for issuance and was contractually committed to reserve for issuance an additional 30,988,372 shares under the terms of outstanding options, warrants and convertible securities. Accordingly, at April 25, 2005, the number of shares of Common Stock reserved for issuance, together with the number of shares outstanding on that date, was 67,254,288 shares.

     At December 31, 2004, the Company does not have any available borrowing capacity under existing credit facilities and its current assets are $1.8 million compared with current liabilities of $16.2 million. The Company’s current liabilities at December 31, 2004 include approximately $11.7 (currently $11.2) million of secured indebtedness, including the related fully amortized discount, due in September 2005 and accounts payable and revenues payable aggregating approximately $8.3 million. The Company has substantial needs for funds to pay its outstanding payables and debt due during 2005. In addition, it has substantial need for capital to develop its oil and gas prospects and opportunities identified in its ExxonMobil Corp. area of mutual interest. The Company expects that any capital expenditures for drilling purposes during 2005 will be funded from the sale of drilling participations and possibly from the private sale of the Company’s equity securities. It is management’s plan to raise additional capital through the sale of interests in the Company’s drilling activities, as well as the private sale of equity securities; however, the Company currently has no firm commitment from any potential investors and such additional capital may not be available to the Company in the future.

     The Company’s business plan relating to its need to reduce current liabilities and raise additional capital and any resulting transactions involving the issuance of equity securities is expected to involve the following:

•	The Company intends to propose to the holders of its outstanding Debentures due in September 2005 a number of amendments to the Debentures and the related Trust Indenture. The amendments, if adopted by the consent of the holders of not less than two-thirds (66-2/3%) of the principal amount of Debentures outstanding, would effect the following changes in the terms of the Debentures and Trust Indenture:

▪	the maturity of the Debentures would be extended from September 30, 2005 to September 30, 2006;

▪	the conversion price at which the principal amount of the Debentures may be converted into shares of Common Stock of the Company will be reduced to $0.15 per share through to the extended maturity date of the Debentures;

▪	the holders of the Debentures would agree that the provisions in the Trust Indenture relating to registration under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) of the shares of Common Stock of the Company issuable on conversion of the Debentures would be amended and that the Company will agree to take such steps in accordance with Section 5.10 of the Trust Indenture and the U.S. Securities Act as may be required to enable the holders to publicly resell all the shares of Common Stock of the Company proposed to become issuable on conversion of the Debentures at the reduced conversion price, including the filing of a new registration statement under the U.S. Securities Act and a post-effective amendment to the registration statement of the Company declared effective on May 13, 2004;

▪	the Company would have the right to obtain from time to time so long as the Debentures remain outstanding the partial release and discharge of the security under the Trust Indenture and the collateral and collateral documents under the collateral agency agreement between the Trustee and Computershare Trust Company, Inc., as collateral agent, dated October 8, 2003 with respect to one or more individual wells as to interests obtained by third parties for wells drilled to completion on the leasehold currently subject to the security, collateral and collateral documents; and

▪	the anti-dilution provisions of the Trust Indenture would be amended to exempt from any adjustment of the conversion price pursuant to those anti-dilution provisions the issue and sale by the Company of up to 16,666,667 shares of Common Stock at a price not less than $0.12 per share (an aggregate of US$2,000,000).

The adoption and implementation of the Amendments are subject to the following conditions (i) the approval of the amendments by the holders of at least 66 2/3% of the principal amount of all the outstanding Debentures; (ii) the conditional approval of the TSX Venture Exchange; and (iii) the approval by the stockholders of the Company of an amendment to the Certificate of Incorporation of the Company to increase the number of shares of Common Stock the Company is authorized to issue to 250 million shares and the filing by the Company with the State of Oklahoma of such amendment to the Certificate of Incorporation, provided, however, that the amendment to the Trust Indenture in paragraph (4) above granting the Company the right to obtain the partial release and discharge of the security under the Trust Indenture will not be conditioned upon obtaining and effecting the amendment to the Certificate of Incorporation of the Company to increase the number of shares the Company is authorized to issue.

The intended effect of the amendment to the Debentures and the Trust Indenture would be to seek to induce the holders of the Debentures to convert their Debentures into shares of the Company’s Common Stock, thereby reducing or eliminating the $11.2 million principal amount of Company indebtedness. Such amended terms could result in the issuance of up to a minimum of approximately 74,500,000 shares of Common Stock at the amended conversion price of $0.15 per share. There can be no assurance that the requisite principal amount of Debentures will consent to the amendment to the Indenture or that any material amount of Debentures will be converted into shares of Common Stock. The terms of such amendment and the issuance of shares at a lower conversion price may result in dilution to the present holders of the Company’s Common Stock.

As a result of the changed facts and circumstances arising out of the solicitation of the approval of the amendments described above and because the information contained in the Company’s prospectus dated May 13, 2004 filed under the U.S. Securities Act, including among other information the numbers of shares of Common Stock of the Company offered by the holders on conversion of the Debentures, the prospectus can no longer be deemed to be current within the meaning of the U.S. Securities Act. Therefore, the Company has suspended the use of the prospectus dated May 13, 2004 and re-sales of shares of Common Stock of the Company pursuant to and in reliance upon the prospectus may not be made until further notice.

Subject to the adoption of these Amendments and in accordance with Section 5.10 of the Trust Indenture, the Company intends to file promptly after the execution of the amended Trust Indenture a new registration statement and a post-effective amendment to the registration statement declared effective on May 13, 2004 to enable resales of all shares issuable on conversion of Debentures to be made in compliance with the registration requirements of the U.S. Securities Act.

As required by the U.S. Securities Act, until shares are sold in compliance with the registration requirements of the U.S. Securities Act or an available exemption from those requirements, all share certificates evidencing the shares issued will bear a legend restricting resale.

•	The Company intends to seek to raise additional capital proposed to be used to fund drilling activities and for working capital purposes. The offer and sale of such securities is intended to be made pursuant to the exemption from the registration requirements of the U.S. Securities Act afforded by Regulation D and in reliance upon Regulation S under that Act. The expected terms of such transaction will involve the sale of up to 16,666,667 shares of the Company’s Common Stock at a price of $0.12 per share or total proceeds of approximately $2.0 million. If completed, such a transaction will result in dilution to the present holders of the Company’s Common Stock. Such a transaction would result in the issuance of “restricted securities” as defined in Rule 144 under the U.S. Securities Act. There can be no assurance that the Company will be successful in seeking to raise additional capital through the sale of its Common Stock.

     The Board of Directors of the Company believes that the adoption of the amendment to the Certificate of Incorporation to increase the number of shares of Common Stock authorized and reduce the par value will provide it with additional flexibility in negotiating transactions. If, for example, any transaction is proposed to be entered into that would require for its completion the issuance or reservation for issuance of a number of shares of Common Stock exceeding the number the Company is presently authorized to issue, the adoption of the amendment to the Certificate of Incorporation will enable the Board of Directors to negotiate and complete the transaction without the delay and expense that otherwise would be involved if it were required to seek shareholder approval for an increase in its authorized shares of Common Stock at the time the transaction is entered into and as a condition to the completion of the transaction.

     Subject to the possibility the Company may issue shares in transactions such as are proposed and described above, the Company has no present specific plans or proposals to issue any additional shares of its Common Stock or other options, warrants or convertible securities requiring the issuance, on exercise or conversion, of any additional shares of Common Stock.

     Management recommends that the Proposal be adopted. Adoption of the Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

CERTAIN TRANSACTIONS

     In September 2002, Mr. Paulk loaned to the Company $40,000. The loan was due on demand and accrued interest at the Bank One prime rate (4% per annum as of August 8, 2003), a rate equal to the interest rate Mr. Paulk paid on the funds borrowed by him. The loan was not collateralized. The proceeds of the loan were used by the Company for working capital. The loan was repaid in November 2003.

     In March 2003, the Company completed a $2.5 million borrowing from Quest Investment Corporation (a wholly-owned subsidiary of Quest Capital Corp.), as principal and agent, for working capital and repayment of secured debt. The $2.5 million was due to be repaid on October 31, 2003 and bore interest at 12% per annum (effective rate 22.0%). The loan was secured by all the Company’s oil and gas properties and undeveloped leaseholds. This loan was repaid in October 2003. The lenders received 688,000 shares of the Company’s common stock as compensation for making the loan. Mr. Brian Bayley, one of the Company’s Directors, is a Director and the Chief Executive Officer of Quest Capital Corp.

     In March 2003, the Company entered into a funding arrangement with TransAtlantic Petroleum (USA) Corp. whereby TransAtlantic agreed to advance to the Company up to $2.0 million, of which up to $1.8 million was used to fund the Company’s share of the drilling and completion costs for the four initial wells the Company drilled in St. Charles Parish. In exchange, TransAtlantic received a $2.0 million production payment payable out of 75% of the net revenues from the wells drilled with the funds advanced. In addition, also in exchange for the availability of the funds for drilling and completion and an additional $200,000 of funding, TransAtlantic received a 10% interest in the Company’s Bayou Couba Lease and its lease with the State of Louisiana. Under the agreements, TransAtlantic has the right to acquire a 10% participation in any additional leasehold interests the Company acquires in its approximately 23.138 square mile Bayou Couba salt dome development area. The Company’s obligations to TransAtlantic were collateralized by a lien against its interest in the four initial wells and their hydrocarbon production. The remaining outstanding balance on the production payment was paid in October 2003. Because the transaction involved the sale of a production payment to TransAtlantic, there was no stated interest rate on the advances. The Company imputed interest in the amount of $461,544 on the $2,000,000 in its financial statements. Mr. Brian Bayley, a Director of the Company, is also a Director of TransAtlantic.

     In October 2003, the Company completed the private sale of $12.0 million principal amount of 8% Convertible Secured Debentures (the “Debentures”) due September 30, 2005. The Debentures bear interest payable quarterly commencing December 31, 2003 at 8% per annum. The outstanding principal of the Debentures is convertible into shares of the Company’s Common Stock at any time prior to maturity at a conversion price, as adjusted, of $0.43 per share, subject to anti-dilution adjustment, and the Debentures are redeemable by the Company at any time after October 1, 2004 if the average weighted price per share on the TSX Venture Exchange for a 20 consecutive trading day period prior to the date notice of redemption is given has exceeded 166-2/3% of the conversion price. The Debentures are collateralized by substantially all of the Company’s assets. A finder’s fee in the amount of $360,000 was paid in connection with the financing. The Company used approximately $5.9 million of the proceeds of the financing for the repayment of secured debt. The secured indebtedness repaid included $2.5 million to Quest Capital Corp., which bore interest at 12% per annum, was due October 31, 2003, and was collateralized by a first lien on substantially all the Company’s assets. In addition, the Company paid out of the proceeds the remaining balance of $1.7 million on a production payment owing to TransAtlantic Petroleum (USA) Corp. TransAtlantic retained its 10% participation right in the Company’s area of mutual interest with ExxonMobil Corp. which was granted as partial consideration for the $2.0 million financing entered into in March 2003 described above. The conversion price of the Debentures was adjusted to $0.43 per share as a result of a rights offering to the Company’s stockholders effected in the third quarter of 2004.

     Purchasers of the Company’s Debentures included TransAtlantic Petroleum Corp., in the amount of $3.0 million principal amount, and Quest Capital Corp., in the amount of $500,000 principal amount. Mr. Brian Bayley, who has been a Director of the Company since June 2001, is also President and Chief Executive Officer of Quest Capital Corp. and a Director of TransAtlantic. Out of the proceeds of the sale of the Debentures, TransAtlantic was paid $1.7 million in payment in full of a production payment owing to it and Quest Capital Corp. was paid $2.5 million in repayment of a loan.

INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers L.L.P. as the Company’s independent registered public accounting firm for 2005. The Company expects a representative of PricewaterhouseCoopers L.L.P. to be present at the Meeting and to be available to respond to appropriate questions or make a statement if they desire to do so.

2004 and 2003 Audit and Related Fees

     The following sets forth fees incurred by the Company during the years ended December 31, 2004 and December 31, 2003 for services provided by PricewaterhouseCoopers, LLP., the Company’s independent public accountant at those year ends:

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees

2004	$275,100	$-0-	$20,500	$-0-

2003	$287,700	$-0-	$-0-	$-0-

     The Company’s Board of Directors believes that the provision of the services during the years ended December 31, 2004 and December 31, 2003 is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The Company’s Audit Committee approves before the engagement the rendering of all audit and non-audit services provided to the Company by its independent auditor. Engagements to render services are not entered into pursuant to any pre-approval policies and procedures adopted by the Audit Committee. The services provided by PricewaterhouseCoopers LLP included under the caption Audit Fees include services rendered for the audit of the Company’s annual financial statements, the review of its quarterly financial reports, the issuance of consents, and assistance with review of documents filed with the Securities and Exchange Commission. Tax fees include services rendered related to advice on the proposed liquidation of our subsidiary, Gothic.

COMMON STOCK OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of the Record Date, the Company had issued and outstanding 36,265,916 shares of its Common Stock. The following table sets forth, as of the Record Date, certain information regarding beneficial ownership of the Common Stock by (i) those persons beneficially holding more than five percent of the Company’s Common Stock, (ii) the Company’s directors who beneficially own shares of the Common Stock and (iii) all of the Company’s directors and officers as a group.

		Percentage of
	Number of Shares	Outstanding
Name and Address (1)(2)	Owned	Shares(3)

Mike K. Paulk	1,728,875(4)	4.8%

Steven P. Ensz	2,308,313(5)	6.4%

		Percentage of
	Number of Shares	Outstanding
Name and Address (1)(2)	Owned	Shares(3)

Brian E. Bayley	916,500(6)	2.5%
Quest Management Corp.
Suite 300 — 570 Granville Street
Vancouver, BC V6C 3P1

John K. Campbell	215,528(7)	0.6%
750 West Pender Street — Suite 710
Vancouver, BC V6C 2T7

Jules Poscente	256,250(8)	0.7%
440, 333 Fifth Avenue, SW
Calgary, Alberta T2P 3B6

Gerry Curtis	33,500(9)	0.1%
33 Reid St.
Box 2706
Hamilton, Bermuda HMKX

TransAtlantic Petroleum Corp(10)	6,976,745(11)	19.2%
1550, 340 — 12th Avenue, SW
Calgary, Alberta T2R 1L5

All Directors and officers as a group (6 persons)	5,458,966(12)	15.1% %

(1)	This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities. The tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their option.

(2)	Unless otherwise indicated, the address for each of the above is c/o American Natural Energy Corporation, 6100 South Yale, Suite 300, Tulsa, Oklahoma 74136.

(3)	The percentage of outstanding shares calculation is based upon 36,265,916 shares outstanding as of April 25, 2005, except as otherwise noted.

(4)	Does not include 250,000 shares issuable at an exercise price of $0.45 on exercise of an option which are subject to stockholder approval of amendments to the 2001 Stock Incentive Plan.

(5)	Does not include 250,000 shares issuable at an exercise price of $0.45 on exercise of an option which are subject to stockholder approval of amendments to the 2001 Stock Incentive Plan.

(6)	Excludes 60,000 shares held by Mr. Bayley’s wife and 50,000 shares held by a trust for the benefit of Mr. Bayley’s minor children, as to all of which Mr. Bayley disclaims a beneficial interest. Also excludes 181,632 issued and outstanding shares and 1,162,791 shares issuable on conversion of Debentures held by Quest, as to which shares and Debentures Mr. Bayley disclaims a beneficial interest.

(7)	Includes 65,528 shares held by Mr. Campbell and 150,000 shares issuable on exercise of options at an exercise price of $0.49 per share.

(8)	Includes 20,000 shares held jointly by Mr. Poscente and his wife and 200,000 shares issuable on exercise of options at an exercise price of $0.68 per share.

(9)	Does not include 50,000 shares issuable at an exercise price of $0.33 on exercise of an automatic director grant option which are subject to stockholder approval of amendments to the 2001 Stock Incentive Plan.

(10)	TransAtlantic Petroleum Corp. is a corporation whose shares are publicly traded on the Toronto Stock Exchange under the symbol TNP.U. Its Directors are Michael Winn, Brian Bayley and Alan C. Moon. Such persons will direct the voting and divestiture of our shares by TransAtlantic. However, such persons do not have a pecuniary interest in our shares other than as shareholders of TransAtlantic.

(11)	Includes 6,976,745 shares issuable on conversion of $3.0 million principal amount of our Debentures. Mr. Bayley, one of our Directors, is also a Director of TransAtlantic and also disclaims a beneficial interest in the Debentures and shares.

(12)	Excludes shares held by and issuable on conversion of Debentures held by TransAtlantic. Also excludes 550,000 shares issuable on exercise of options that are subject to stockholder approval of amendments to the 2001 Stock Incentive Plan.

General

Submission of Shareholders’ Proposals for 2006 Annual Meeting

     Any proposals which shareholders intend to present for a vote of shareholders at the Company’s 2006 Annual Meeting and which such shareholders desire to have included in the Company’s proxy statement and form of proxy relating to that meeting must be sent to the Company’s executive office and received by the Company not later than January 24, 2006.

Other Matters

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees may solicit proxies personally and by telephone and the Company will request banks, brokerage houses and nominees and fiduciaries to forward soliciting material to their principals and will reimburse them for their reasonable out-of-pocket expenses.

     The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004, including financial statements, is being mailed to shareholders herewith. However, that report is not part of the proxy soliciting information and is not incorporated herein by reference.

By Order of the Board of Directors Steven P. Ensz, Secretary

Dated: May 24, 2005

Exhibit A

RESOLVED, that the introductory paragraph of Article Fourth of the Certificate of Incorporation of this corporation be hereby amended to read in its entirety as follows:

“FOURTH. The authorized capital stock of the Corporation and the aggregate number of shares that the Corporation shall have the authority to issue shall consist of 250,000,000 shares of Common Stock, $.001 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”). The Common Stock and the Preferred Stock shall have the designations, preferences, dividends, voting powers or restrictions, qualifications, limitations and relative rights hereinafter described.”

Sub-paragraphs A and B of Article Fourth following the above amended introductory paragraph shall remain unchanged and not be altered or amended by the foregoing amendment to the introductory paragraph of Article Fourth.

FORM OF PROXY

American Natural Energy Corporation
6100 South Yale — Suite 300
Tulsa, Oklahoma 74136

This Proxy Is Solicited On Behalf Of The Board Of Directors

          The undersigned hereby appoints Michael K. Paulk and Steven P. Ensz, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the shares of common stock of American Natural Energy Corporation held of record by the undersigned on April 25, 2005 at the Annual Meeting of Shareholders to be held on June 23, 2005 or any adjournment thereof.

1.	Election of Directors

	☐	For all nominees listed below (except as marked to contrary below)

	☐	Withhold Authority to vote for all nominees listed below

Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.

Michael K. Paulk
Steven P. Ensz
Brian E. Bayley
John K. Campbell
Jules Poscente
Gerry Curtis

2.	In favor of ☐	Against ☐	Abstain ☐

A proposal to adopt amendments to the Company’s 2001 Stock Incentive Plan.

3.	In favor of ☐	Against ☐	Abstain ☐

A proposal to amend the Company’s Certificate of Incorporation to increase the number of shares of Common Stock authorized to be issued and to reduce the par value per share.

4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

          This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted for each of the Directors and in favor of the Proposals to amend the 2001 Stock Incentive Plan and the Certificate of Incorporation.

          Please sign EXACTLY as name appears below. Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope. Please mail to:

Computershare Trust Company of Canada
Proxy Dept. 100 University Avenue 9th Floor
Toronto Ontario M5J 2Y1

          When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:	, 2005

Signature
Title (if required)

Signature (if held jointly)